Filed pursuant to Rule 433
Registration No. 333-208507

ROYAL BANK OF CANADA
MEDIUM-TERM NOTES, SERIES G
$500,000,000
SENIOR FLOATING RATE NOTES, DUE AUGUST 29, 2019
FINAL TERM SHEET
DATED AUGUST 24, 2017

Terms and Conditions

Issuer:	Royal Bank of Canada

Title of the Series:	Senior Floating Rate Notes, due August 29, 2019 (the “Notes”)

Expected Ratings[1]:	A1 / AA- / AA (Negative / Negative / Negative)

Principal Amount:	$500,000,000

Issue Price:	100.000%

Trade Date:	August 24, 2017

Settlement Date (T+3):	August 29, 2017

Maturity Date:	August 29, 2019

Minimum Denomination:	$1,000 and multiples of $1,000

Interest Rate:	3-month USD LIBOR plus 24 bps payable and reset quarterly

Fees:	0.050%

Interest Payment Dates:	Quarterly on February 28th, May 29th, August 29th and November 29th of each year beginning on November 29, 2017

Payment Convention:	Modified following business day convention, adjusted

Business Days:	London, New York, Toronto

Day Count Fraction:	Actual / 360

Listing:	None

Optional Redemption:	None

CUSIP / ISIN:	78012K5K9 / US78012K5K94

1 A credit rating is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization.

Lead Manager and Sole Book Runner:	RBC Capital Markets, LLC

Co-Managers:	Academy Securities, Inc. Drexel Hamilton, LLC R. Seelaus & Co., Inc. Samuel A. Ramirez & Co., Inc. The Williams Capital Group, L.P.

Royal Bank of Canada (the “Issuer”) has filed a registration statement (including a prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering.  You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the lead manager will arrange to send you the pricing supplement, the prospectus supplement, and the prospectus if you request them by contacting RBC Capital Markets, LLC toll free at 1-866-375-6829.